Exhibit 99.2
Jan. 12, 2010
DTE Energy Receives Final Order in Detroit Edison Rate Case;
Confirms 2009 Earnings Guidance and 2010 Early Outlook
DETROIT — DTE Energy (NYSE:DTE) received a final order from the Michigan Public Service Commission in its electric utility rate case. A summary of the order will be available at http://www.dteenergy.com/dteEnergyCompany/investors/analystCenter/update.html.
DTE Energy is confirming its 2009 operating earnings per share guidance of $3.20 to $3.40 per diluted share.
The rate increase, combined with the impact of revenue decoupling and other tracking mechanisms, provides solid support for Detroit Edison’s 2010 early outlook of $405 million to $435 million in operating earnings and the opportunity to earn its authorized return. In addition, DTE Energy is confirming its 2010 early outlook of $545 million to $610 million in operating earnings and plans to provide additional detail within its year-end 2009 earnings release on Feb. 22.
DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production, and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
Use of Operating Earnings Information — In this release, DTE Energy discusses 2009 operating earnings guidance and 2010 early outlook. It is likely that certain items that impact the company’s 2009 and 2010 reported results will be excluded from operating results. Reconciliations to the comparable 2009 and 2010 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: the length and severity of ongoing economic decline resulting in lower demand, customer conservation and increased thefts of electricity and gas; changes in the economic and financial viability of our customers, suppliers, and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; high levels of uncollectible accounts receivable; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; potential for continued loss on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the timing and extent of changes in interest rates; the level of borrowings; the availability, cost, coverage and terms of insurance and stability of insurance providers; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard, energy efficiency mandates, and a carbon tax or cap and trade structure; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; the uncertainties of successful exploration of gas shale resources and challenges in estimating gas reserves with certainty; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and binding arbitration, litigation and related appeals. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2008 Forms 10-K and 2009 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
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For further information, members of the media may contact:
Scott Simons (313) 235-8808
Len Singer (313) 235-8809
Analysts — for further information:
Dan Miner (313) 235-5525
Lisa Muschong (313) 235-8505